UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2013

ATOSSA GENETICS INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

001-35610	26-4753208
(Commission file number)	(IRS Employer Identification No.)

1616 Eastlake Ave. East, Suite 510, Seattle, Washington 98102

(Address of principal executive offices and zip code)

(800) 351-3902

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective October 10, 2013, the Board of Directors (the “Board”) of Atossa Genetics Inc. (the “Company”) appointed Gregory Weaver as a Class I director of the Company, setting the number of directors that comprises the Board of Directors of the Company at seven.  The Board appointed Mr. Weaver to serve on the Audit Committee of the Board. The Company believes that the composition of the Audit Committee will continue to meet the requirements for independence under the applicable requirements of the Nasdaq Capital Market and Securities and Exchange Commission rules and regulations.

Mr. Weaver, 57, currently serves as Chief Financial Officer, Senior Vice President, Treasurer and Corporate Secretary of Fibrocell Science, Inc., an autologous cellular therapeutic company. From June 2011 to July 2013, Mr. Weaver served as Chief Financial Officer and Senior Vice President of Celsion Corp., an oncology drug development company. From February 2009 to October 2010, Mr. Weaver served as Chief Financial Officer and Senior Vice President of Poniard Pharmaceuticals, Inc., a drug development company. From April 2007 to December 2008, Mr. Weaver served as Chief Financial Officer of Talyst, Inc., an information technology services company.

In connection with his appointment to the Board, Mr. Weaver received a restricted stock aware of $50,000 worth of shares of the Company’s common stock, or 24,510 shares, under the Company’s 2010 Stock Option and Incentive Plan (the “Plan”), which vests quarterly over one year from the date of grant.  In connection with Mr. Weaver’s service through the 2014 annual meeting of stockholders, Mr. Weaver was granted an option to purchase 57,190 shares of the Company’s common stock under the Plan, exercisable at $2.04 per share, which was the fair market value on the date of grant. The option vests and becomes exercisable in three equal installments between the date of grant and the 2014 annual meeting of stockholders. Mr. Weaver will also receive the cash compensation payable to non-employee directors for attendance at board meetings pursuant to the Company’s non-employee director compensation policy.  The Company has entered into its standard form of indemnification agreement with Mr. Weaver.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ATOSSA GENETICS INC.

Date: October 15, 2013	By:	/s/ Kyle Guse
Kyle Guse
Chief Financial Officer, General Counsel and Secretary